EXHIBIT 11.2 - COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                      Advanced Communication Systems, Inc.
                      (in thousands, except per share data)

                                              Three Months       Six Months
                                                 Ended             Ended
                                             March 31, 1997    March 31, 1997
 Basic:                                      --------------    --------------
   Basic average shares outstanding.........      3,767             3,767


   Stock issued to satisfy S corporation
   distribution in excess of preceding
   twelve months earnings based on the
   initial public offering price per share..        479               479
                                             --------------    --------------

   Total basic average shares outstanding...      4,246             4,246
                                             ==============    ==============

   Pro forma net income.....................       $446              $774
                                             ==============    ==============

   Pro forma net income per share - basic...      $0.11             $0.18
                                             ==============    ==============

Diluted:
   Total basic average shares outstanding...      4,246             4,246
   Plus dilutive stock options..............        100               100
                                             --------------    --------------
   Total diluted average shares.............      4,346             4,346
                                             ==============    ==============

   Net income per share - diluted...........      $0.10             $0.18
                                             ==============    ==============